Exhibit 23






The Board of Directors
Andersen Group, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-17659) on Form S-8 of Andersen Group, Inc. of our report dated April 8, 1997, relating to the consolidated balance sheets of Andersen Group, Inc. and subsidiaries as of February 28, 1997 and February 29, 1996 and the related consolidated statements of operations, common and other stockholders' equity and cash flows for each of the years in the three-year period ended February 28, 1997, and all related schedules, which report appears in the February 28, 1997, Annual Report on Form 10-K of Andersen Group, Inc.



/s/ KPMG Peat Marwick LLP





Hartford, Connecticut
May 28, 1997












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